SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant |X|

Filed by a party other than the Registrant |_|


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|_|   Preliminary proxy statement.
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|X|   Definitive additional materials.
|_|   Soliciting material under Rule 14a-12.
|_| Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

                           TRI-CONTINENTAL CORPORATION
                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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

                           Tri-Continental Corporation
                         an investment you can live with

                                                              September 13, 2006

Dear Valued Stockholder:

Tri-Continental Corporation has thrived over the years despite the stock market crash of 1929, the Great Depression, World War II, social upheavals of the 60s, and devastating bear markets in the 70s and early 2000s. Today, Tri-Continental faces a new challenge. We need your help to defeat an attack by a group of hedge funds. Your vote is critical.

You may have recently received another letter from hedge fund manager Arthur Lipson containing preposterous allegations of misdeeds at Tri-Continental. Please don't be fooled. This is a desperate attempt by Mr. Lipson and his hedge funds and shows the lengths to which they will go to mislead Stockholders in their efforts to take control of Tri-Continental.

In addition, the letter obscures the significant conflicts, both personal and financial, of Mr. Lipson and his director nominees (the "Hedge Fund Slate"). By any measure, the hedge fund nominees are not "truly independent" and, as a consequence, their interests and your interests are not aligned. Their behavior suggests that these are not people you can trust to oversee your Corporation:

      o Mr. Lipson is not Tri-Continental's largest Stockholder. He personally owns 901 shares of Tri-Continental. The two other members of the Hedge Fund Slate own 100 shares each, which were gifted to them in July 2006 by one of Lipson's hedge funds.

      o Each member of the Hedge Fund Slate is -- first and foremost -- an investor in Lipson's hedge funds, which do own a substantial position in Tri-Continental.

      o The hedge funds' positions in Tri-Continental are hedged; accordingly, Tri-Continental investment results are of little consequence to them.

      o How can one realistically expect the Hedge Fund Slate to put the interests of long-term Stockholders ahead of the interests of Lipson's hedge funds?

Outlined below are matters relating to your investment that we believe are particularly important for your consideration:

      o Tri-Continental expects to resume capital gains payments no later than 2007, barring adverse market conditions. Due to substantial gains realized by the Corporation's portfolio since 2003 (see chart on next page), the tax loss carry-forward has been reduced to only $.74 a share. This means that we have less than $1 of losses to offset before we can start paying out gains again.

      o Tri-Continental's recent performance has been highly respectable. As of September 12, 2006 Market Price and NAV total return exceeds the S&P 500 year-to-date and for the one- and three-year periods (see chart on next page).

      o The mutual fund inquiry referred to by the hedge fund group does not in any way relate to Tri-Continental, and was fully disclosed to you nearly three years ago in a letter and in each Annual and Semi-Annual Report since December 31, 2003.

Call us old fashioned, but we think it's important to keep the Tri-Continental tradition of prudent wealth-building alive to serve the long-term needs of current Stockholders and future generations. It's a shame that in today's financial marketplace a cottage industry has emerged where hedge fund speculators search out and destroy closed-end investment companies in order to turn a quick profit.

Please support Tri-Continental by completing and signing the enclosed WHITE proxy card. Remember, if you voted a GOLD card in support of Lipson's hedge funds, and wish to change that vote, you can do so by completing and signing the enclosed WHITE card. Returning the WHITE card is a vote against the destructive practices of hedge funds and a vote for continued improvement in investment results and for eminent board members who seek to strengthen, not radically alter, your Corporation.

Again, if you already voted with the hedge funds, please change your vote by returning the WHITE card.

Sincerely,

/s/ William C. Morris                       /s/ Brian T. Zino

William C. Morris                           Brian T. Zino
Chairman                                    President

P.S. If you have any questions or need assistance in voting your shares, please call Georgeson toll-free at 888-219-8293. Banks and brokerage firms, please call 212-440-9800.

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                             REALIZED CAPITAL GAINS

                                         2004           2005      2006(8 months)
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Realized Capital Gains                  $1.79          $2.23          $1.87

            INVESTMENT PERFORMANCE CONTINUES TO BE HIGHLY RESPECTABLE

                     Return          Average Annual Returns    Cumulative Return
                  Year-to-Date      1 year          3 years        3 years
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Market Price          10.1%          11.2%           11.3%          37.7%
NAV                    7.1%           8.5%           10.9%          36.3%
S&P 500                6.6%           7.9%           10.8%          36.1%

All performance data as of September 12, 2006.

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